Cornerstone Core Properties REIT
Acquires $1.3 Million Industrial Facility

(Irvine, CA) August 10, 2010 - Cornerstone Real Estate Funds announced that the Cornerstone Core Properties REIT has acquired a 13,200 square foot free-standing industrial building.  The property is situated on approximately one acre of land in a planned industrial area of Santa Ana, California.

The property, currently 100% occupied, is centrally located in the Santa Ana submarket of Orange County and is close to both the I-5 and Costa Mesa freeways providing easy access to important freight and logistics transportation corridors.  The Orange County industrial market boasts a strategic location, modern infrastructure, outstanding quality of life and a highly trained workforce. The Orange County industrial market is made up of four markets, consisting of 248 million square feet of industrial space – North Orange County, West Orange County, Airport and South Orange County.  According to the Voit Real Estate Services 1st Quarter 2010 Industrial Market Report, the Santa Ana industrial market is the Airport Area’s largest submarket with 32 million square feet.  The availability rate at the end of Q1 2010 for Santa Ana was 9.51%, lowest among all of the Airport Area’s submarkets.

Terry Roussel, Cornerstone’s founder commented, “What is interesting about this acquisition is that we purchased the building on a cap rate or investment basis, but our intent is to sell the property to a business on an owner-user basis at some point in the future.  Industrial real estate pricing is such that business owners who want to own the real estate in which they operate pay a premium to do so.  In this case, the property appraised for $1.315 million assuming sale to an investor like Cornerstone.  However, the owner-user appraisal came in at $1.525 million.  With this strategy, we have built in attractive property appreciation right from the beginning that is not dependent upon future rental rate increases.  With the uncertainty surrounding future rental rates, taking advantage of the spread between cap rate and owner-user pricing is a creative industrial real estate strategy that provides a very comforting safety net.”

Cornerstone Real Estate Funds has been helping individuals and institutions invest in real estate for more than 20 years in both good and bad economic conditions.  The company prides itself on its impressive track record, 8 full-cycle programs, experienced management team and successful joint ventures.  Today, Cornerstone offers a variety of public and private real estate offerings for individuals and institutions.  For more information, please visit www.CREfunds.com.

Contact Information:
Robert Bruce
Cornerstone Real Estate Funds
Vice President, Sales & Marketing
949-263-4325

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risk and uncertainties which could cause actual results to vary materially form those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes general economic conditions, changes in real estate conditions, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds.

Cornerstone Real Estate Funds is the brand/logo associated with Cornerstone Ventures, Inc. (CVI). CVI is the sponsor and advisor of real estate investment funds that are distributed by Pacific Cornerstone Capital, Inc.  Securities are offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC.
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